Exhibit 16.1

March 25, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Indestructible I, Inc. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about March 25, 2010 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

/s/Gately and Associates LLC
Gately and Associates LLC